Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Muriel S. Lange
Investor Relations
Telephone : 215-887-2280
Email: mlange@afrt.com website: www.afrt.com

AMERICAN FINANCIAL REALTY TRUST COMPLETES ACQUISITION OF SALE AND

LEASEBACK REAL ESTATE PORTFOLIO

98 BANK BRANCHES TOTAL 482,000 SQUARE FEET, PRIMARILY LEASED TO

BANK OF AMERICA, N.A.

JENKINTOWN, Pa., September 25, 2003 — American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that it has acquired from Prefco III Limited Partnership 98 bank branches containing approximately 482,000 square feet. The purchase price for the portfolio was approximately $90.0 million. The 2004 contractual rent under the lease is approximately $7.5 million.

Bank of America, N.A. will lease 74 of the properties for 20 years on a triple-net lease basis. Among the other properties, seven will be leased to Bank of America, N.A. for varying terms, 14 are subleased with leases expiring in December 2008, and the remaining three are vacant.

“We continue to build our business through relationships with leading banks and other financial institutions and we are happy to further our associations with Bank of America, our largest tenant,” said Nicholas S. Schorsch, chief executive officer of American Financial Realty Trust.

About American Financial Realty Trust

American Financial is a self-administered, self-managed real estate investment trust that acquires corporate owned real estate, primarily bank branches and office buildings, from financial institutions. It owns and manages these assets primarily under long-term triple net and bond net leases with banks. American Financial is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.